                    SEPARATION OF EMPLOYMENT AGREEMENT,
                   GENERAL RELEASE, CONSULTING AGREEMENT
                       AND NON-COMPETITION AGREEMENT


     This Separation of Employment Agreement, General Release, Consulting Agreement and Non-Competition Agreement (herein "Agreement") is hereby entered into as of this 21th day of June 1996 between AAF-McQuay Inc., its parents, subsidiaries, affiliates, divisions, predecessors, purchasers, assigns, representatives and successors (hereinafter collectively referred to as "the Company") and Charles J. Tambornino (hereinafter "Mr. Tambornino"), who are collectively referred to herein as the "Parties."

     WHEREAS, the Parties now desire and agree to forever sever their employment relationship and to fully and finally resolve any and all existing or potential issues, claims, causes of action, grievances and disputes that do, or could relate thereto or arise out of that relationship or severance thereof, without any admission of liability or finding or admission that any of Mr. Tambornino's rights, under any statute, claim or otherwise, were in any way violated. In consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

  1. SEPARATION AND SEVERANCE.

  a. The Company and Mr. Tambornino agree that Mr. Tambornino's employment with the Company will terminate effective May 15, 1996. The Company agrees that it will pay Mr. Tambornino $256,000.00 as severance pay, in twelve monthly payments of $21,333.33, less all lawful deductions for FICA, Medicare, and Federal, State and local taxes, the adequacy of which is hereby acknowledged, commencing on June 15, 1996 and on the 15th day of each consecutive month thereafter until May 15, 1997. This Agreement terminates and supersedes the terms of the "Senior Executive Severance Agreement" executed by Mr. Tambornino and the Company on April 26, 1994 including, but not limited to, the provision in Paragraph 1(a)(i) of that Agreement requiring Mr. Tambornino to seek comparable employment opportunities over the twelve month period after his termination of employment from the Company. The Company agrees that in the event of the death of Mr. Tambornino all remaining payments under this paragraph will be paid to his beneficiaries. The Company's obligation to pay these amounts is absolute and unconditional and shall not be affected by any circumstances, including, any set-off, counterclaim, recoupment, defense or other right that the Company may have against him or anyone else.

  b. The Company agrees to provide Mr. Tambornino his current level of health care benefits, group life insurance and long term disability until May 31, 1997 under the terms and conditions that applied to Mr. Tambornino immediately prior to his separation of employment from the Company.
Mr. Tambornino recognizes and agrees that for purposes of the continuation coverage requirements of group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended, and the group health provisions of any state law, a "qualifying event" and "applicable change in status" occurs on May 15, 1997. The Company further agrees to provide Mr. Tambornino with continuation coverage under its group health plan at Mr. Tambornino's expense until May 1, 1998, at which time he will commence participation in the Company's Retiree Medical Group Benefits Plan. The benefits under the Company's Retiree Medical Group Benefits Plan will be offered to Mr. Tambornino on the same basis as is offered to other retirees.

  c. On the 30th day after he signs this Agreement, the Company will pay Mr. Tambornino a lump sum in the amount of $15,000 to compensate him for the cost of outplacement, career counseling and other services incurred in connection with the transition necessitated by his separation from the Company.

  d. The Company agrees to transfer to Mr. Tambornino title (free and clear of any encumbrances) to the 1993 Ford Explorer currently in his possession. Said title will be transferred to him no later than the 10th day after he signs this Agreement.

  e. Mr. Tambornino will be paid a pro rata portion of any bonus under AAF-McQuay Inc. FY 1996 Executive Incentive Compensation Plan, which otherwise would have been paid to him had he remained employed by the Company until June 30, 1996. Said bonus payment will be paid to him by September 30, 1996.

  f. The Company further agrees to retain Mr. Tambornino as a consultant as specified in Paragraph 2 herein.

  g. It is expressly understood that all benefits due Mr. Tambornino under the terms of the Executive Salary Continuation Agreement are fully vested and nonforfeitable; that for the purposes of that Agreement, he will be treated as though he had remained in the employ of the Company through an Early Retirement date of January 1, 2000; and that he or his beneficiaries will be paid the sum of $50,000 per year commencing on January 1, 2000 and continuing for such periods as are provided under the terms of that Agreement.

  h. Mr. Tambornino agrees that portions of the above-described consideration and payments from the Company are over and above that to which he is otherwise entitled and constitutes good and valid consideration.

  2. CONSULTING RELATIONSHIP.

  a. Effective May 15, 1996, the Company shall retain and Mr. Tambornino shall provide the Company with consulting services (herein "Consulting Services" or "Consulting Relationship"), the nature of which may be modified in writing from time to time by the Parties, in connection with the Company's business which shall include, but not be limited to, distribution, manufacturing, engineering and service, and joint venture assignments, as requested and directed by the Company's Chief Executive officer.

  b. Mr. Tambornino agrees to devote twenty hours a week performing Consulting Services for the Company.

  c. This Agreement as it pertains to the provision of Consulting Services will remain in effect from May 15, 1996 until December 31, 1999 unless earlier terminated as set forth herein.

  d. In consideration of the performance of the Consulting Services, the Company shall pay Mr. Tambornino the sum of One Hundred Thirty Eight Thousand Dollars ($138,000.00) per year, payable in equal monthly installments in the amount of Eleven Thousand Five Hundred Dollars ($11,500.00), payable on the 15th day of each month commencing June 15, 1996, and continuing each month thereafter until December 15, 1999, plus a pro rata payment for the period between December 15, 1999 and December 31, 1999 payable on December 31, 1999. In the event that Mr. Tambornino is requested by the Company to devote more than twenty hours a week performing Consulting Services for the Company, and if he agrees to perform such additional services, he shall be paid at a rate of $150 per hour for each additional hour worked.

  e. The Company or Mr. Tambornino may terminate the Consulting Relationship with or without cause on 30 days written notice to the other. In the event of a termination of Consulting Relationship, whether by the Company or Mr. Tambornino, the obligations of the Company pursuant to Paragraph 1 and the obligations of Mr. Tambornino and the Company pursuant to Paragraphs 3 through 19 shall continue.

  Upon any termination of the Consulting Relationship, the payments described in Paragraph 2(d) shall cease, effective as of the effective date of termination. However, in recognition of Mr. Tambornino's past contributions to the Company and his agreement to provide Consulting
Services:

  (i) If the Company terminates the Consulting Relationship for cause prior to December 31, 1999, it shall have no further obligations to make any payments to Mr. Tambornino under paragraph 2 of this Agreement. Under this Agreement, termination for cause shall be limited to: (a) recurring gross misconduct or recurring, gross willful disregard for duty in the performance of the Consulting Relationship which is materially harmful to the Company's business, financial condition, prospects or reputation; (b) acts of moral turpitude, dishonesty or fraud by Mr. Tambornino which is materially harmful to the Company's business, financial condition, prospects or reputation; or (c) the commission of an act or omission which would constitute a felony or high misdemeanor which could materially and adversely affect the Company's business, financial condition, prospects or reputation.

  (ii) If the Company terminates the Consulting Relationship without cause, cause being limited to the circumstances described in Paragraph 2(e)(i), prior to December 31, 1999, the Company shall pay Mr. Tambornino the sum of One Hundred Thousand Dollars ($100,000.00) per year, in monthly installments of $8,333.33, payable on the 15th day of each month commencing as of the effective date of the termination of the Consulting Relationship and continuing on the 15th day of each month thereafter until December 15, 1999, plus a pro rata payment for the period between December 15, 1999 and December 31, 1999, payable on December 31, 1999. If Mr. Tambornino dies or becomes disabled after any such termination by the Company but before January 1, 2000, the payments under this Paragraph 2(e)(i) shall continue and be paid to Mr. Tambornino or his beneficiaries. For the purposes of this Agreement "disabled" shall mean a period in excess of three consecutive months during which Mr. Tambornino is unable to perform substantially all of his duties under this Agreement.

  (iii) If Mr. Tambornino terminates the Consulting Relationship prior to December 31, 1999 or dies or becomes disabled prior to January 1, 2000 and prior to any termination of the Consulting Relationship by the Company, the Company shall pay Mr. Tambornino or his beneficiaries, the sum of Fifty Thousand Dollars per year, in monthly installments of $4,166.66, payable on the 15th day of each month commencing as of the effective date of the termination of the Consulting Relationship or the date of such death or disability and continuing on the 15th day of each month thereafter until December 15, 1999, plus a pro rata payment for the period between December 15, 1999 and December 31, 1999, payable on December 31, 1999.

  f. Mr. Tambornino has the right to control and direct the means, manner and method by which the Consulting Services are performed. Mr. Tambornino shall furnish all equipment and materials used to perform the Consulting Services. Mr. Tambornino shall pay all ordinary and necessary expenses arising from his performance of the Consulting Services. The Company will, however, reimburse Mr. Tambornino for ordinary and customary business expenses, including travel and communication costs (e.g. phone, fax, computer, printer and typing) and other materials and equipment costs incurred by him in connection with the provision of Consulting Services. Mr. Tambornino will provide the Company with detailed documentation regarding such expenses, including receipts, itineraries, reasons for the expenses and such other documentation as the Company may reasonably require. Except as provided in Paragraph 1b, the Company shall not provide insurance coverage of any kind for Mr. Tambornino.

  g. The Parties agree and acknowledge that Mr. Tambornino is an independent contractor. Mr. Tambornino does not have any authority to enter into agreements or contracts on behalf of the Company, and shall not represent that he possesses any such authority.

  h. Mr. Tambornino is not, nor shall be deemed to be for any purpose, an employee of the Company. The Company shall not be responsible to Mr. Tambornino, or to any governmental authority, for any payroll-related taxes related to the performance of the Consulting Services. It is understood that the Company shall not withhold from Mr. Tambornino's compensation any amount that would normally be withheld from an employee's pay and Mr. Tambornino agrees to pay all federal, state and local taxes incurred and chargeable to him in the rendering of the Consulting Services.
Mr. Tambornino further agrees to file all required forms and make all tax payments appropriate and necessary to Mr. Tambornino's tax status as an independent contractor and shall not claim any other status.

  i. The Company shall have the right to evaluate the performance of Mr. Tambornino's Consulting Services. The Company shall have the right to request status meetings, reports, teleconferences, or conferences with Mr. Tambornino as a part of his Consulting Services in order to review the status of Mr. Tambornino's performance of the Consulting Services.

  j. During the course of his provision of Consulting Services, Mr. Tambornino may work on and become part of the development of technical or other systems for the Company. Mr. Tambornino agrees that such systems and information developed by him in connection with such systems shall be, and will remain, the sole and absolute property of the Company.

  k. Nothing in this Agreement will preclude Mr. Tambornino from engaging in other business activities so long as such other activities do not violate the terms of this Agreement.

  3. CONFIDENTIALITY AND NON-COMPETITION.

  a. As used herein "Customer" means all persons, firms or entities that have either sought or purchased the Company's goods or services, have contacted the Company for the purpose of seeking or purchasing the Company's goods or services, or have been contacted by the Company for the purpose of selling its goods and services during Employee's employment, and all persons, firms, or entities subject to the control of those persons, firms, or entities. The Customers covered by this Agreement shall include any Customer of the Company at any time during Mr. Tambornino's employment.

  b. As used herein "Confidential Information" means all information which became known to Mr. Tambornino as a consequence of his employment by the Company and includes, but is not limited to, information about the Company's Customers, methods of operation, prospective and executed contracts, trade secrets, business contracts, customer lists, and all technological, business, financial, accounting, statistical and personnel information regarding the Company. The Parties further agree and stipulate that this Confidential Information was developed by the Company at considerable expense, that this information is vital to the Company's success and is the sole property of the Company. Notwithstanding the foregoing, Confidential Information does not include information which is in the public domain or becomes a part of the public domain without any breach by Mr. Tambornino of any of his duties to the Company.

  c. Mr. Tambornino recognizes and acknowledges that during his employment by the Company and provision of Consulting Services to the Company, Mr. Tambornino had access to, worked with and became familiar with the Company's Confidential Information, that he established close relationships with the Company's Customers, and co-workers, and that the success of the Company's business depended in large part on Mr. Tambornino's personal conduct in contacting and establishing relationships with Customers and co-workers.

  d. Mr. Tambornino recognizes and acknowledges the value to him of the extensive training that the Company provided to him, the enhancement of his professional experience and credentials resulting from such training, and the instructive professional associations and supervision that he received by virtue of his employment with the Company.

  e. Mr. Tambornino recognizes and acknowledges that the Company is engaged in a highly competitive enterprise, so that any unauthorized disclosure or unauthorized use by Mr. Tambornino of the Confidential Information protected under this Agreement, whether during his Consulting Relationship with the Company or after its termination, would cause immediate, substantial and irreparable injury to the business and goodwill of the Company.

  f. Mr. Tambornino agrees that upon the termination of the Consulting Relationship with the Company, whether voluntary or involuntary or with or without cause, he will surrender to the Company every item and every document in his possession that is the Company's property or that contains
Confidential Information, in whatever form. All of these materials are the sole and absolute property of the Company.

  g. Mr. Tambornino agrees that until December 31, 1999, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, disclose the Company's Confidential Information to any person or entity other than agents of the Company, and he will not use or aid others in obtaining or using any such Confidential Information without the express written permission of the President or Chief Executive Officer of the Company.

  h. Mr. Tambornino agrees that until December 31, 1999, except as provided below, and except as required to provide Consulting Services for the Company, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in the business of providing goods or services the same as or similar to the goods or services of the McQuay International Division of the Company, anywhere in the world. The Parties agree that the McQuay International Division of the Company engages in the worldwide manufacture, sale, service, marketing and distribution of commercial and industrial air conditioning, heating and ventilation equipment, products, systems and processes. The Parties agree that the entities which engage in the business of providing goods or services the same as or similar to the goods or services of the Company include, but are not limited to, York International, American Standard (Trane), United Technologies (Carrier), and Nortek, Inc. Nothing in this Agreement, however, will preclude Mr. Tambornino from engaging in an independent business within a defined territory which markets and/or distributes the Company's goods or services or goods or services similar to those of the Company so long as such business does not distribute the goods or services of York International, Trane, Carrier or Nortek. Further, nothing in this Agreement will prohibit Mr. Tambornino from owning not more than 5% of securities of a corporation that are listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

  i. Mr. Tambornino agrees that until December 31, 1999, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, solicit or induce (or attempt to solicit or induce) any of the Company's Customers not to conduct business with the Company, or to stop conducting business with the Company, or to conduct business with or contract with any other person or entity. Nothing in this paragraph, however, will preclude Mr. Tambornino from soliciting the Company's Customers to conduct business with any independent business with which he becomes affiliated which markets and/or distributes the Company's goods or services or other goods or services so long as such business does not distribute the goods or services of York International, Trane, Carrier or Nortek.

 j. Mr. Tambornino agrees that until December 31, 1999, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, solicit or induce (or attempt to solicit or induce) any employee of the Company to leave their employment with the Company or consider employment with any other person or entity.

 k. The Parties agree that any breach by Mr. Tambornino of any of the non-disclosure or non-compete provisions contained in Paragraph 3 of this Agreement will cause the Company immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of a breach of any of the provisions of Paragraph 3 of this Agreement by Mr. Tambornino, in addition to any other remedies it may have at law or in equity, the Company shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction and any other form of equitable relief. If any such action is brought, the prevailing party shall be entitled to recover from the other the costs and attorneys' fees it incurs. This provision is not a waiver of any other rights which the Company may have under this Agreement, including the right to receive money damages.

 l. Mr. Tambornino recognizes and acknowledges that his experience, skills, education and training are transferable and can be employed in other fields of endeavor, and that consequently, and in light of the consideration being provided to him under this Agreement, the terms of this Agreement will not unreasonably impair Mr. Tambornino's ability to engage in business or employment activities after the termination of his employment or consulting relationship with the Company.

 4. RELEASE.

 a. Mr. Tambornino and the Company agree that, except as provided below, in consideration of the payments and consideration described herein, they will, and hereby do, forever and irrevocably release and discharge the other (and, in the case of the Company, its officers, directors, employees, agents, affiliates, parents, subsidiaries, divisions, predecessors, purchasers, assigns, representatives, successors, successors in interest, and customers) from any and all grievances, claims, demands, debts, defenses, actions or causes of action, obligations, contracts, promises, damages, judgments, expenses, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction before the date of this Agreement, including without limitation his separation of employment. This is a General Release. Mr. Tambornino expressly acknowledges that this General Release includes, but is not limited to, Mr. Tambornino's intent to release the Company from any claim relating to this employment at the Company, including, but not limited to, tort and contract claims, arbitration claims, statutory claims, claims under any state or federal wage and hour law or wage collection law, and claims of age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, retaliation, or any other claim of employment discrimination under the Age Discrimination In Employment Act (29 U.S.C. Sections 626 ET SEQ.), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. Sections 2000e ET SEQ.), the Employee Retirement Income Security Act (29 U.S.C. Sections 1001 ET SEQ.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. Sections 1161 ET SEQ.), the Americans With Disabilities Act (42 U.S.C. Sections 12101 ET SEQ.), the Rehabilitation Act of 1973 (29 U.S.C. Sections 701 ET SEQ.), the Family and Medical Leave Act (29 U.S.C. Sections 2601 ET SEQ.), the Fair Labor Standards Act (29 U.S.C. Sections 201 ET SEQ.), the Annotated Code of Maryland, and any other law of any State or local government prohibiting employment discrimination. Nothing contained in this paragraph, however, shall limit Mr. Tambornino's right to enforce his rights under the AAF-McQuay, Inc. Retirement Savings Plan ("401k Plan"), the Executive Salary Continuation Agreement, the Company's Retiree Medical Group Benefits Plan, NEPI Relinquishment and Release Agreement, NEPI Modification Agreement and NEPI Indemnification Modification Agreement or to assert any rights he may have against the Company in the event a claim is made against him by another person or entity resulting from acts within the scope of his employment, officership or directorship with the Company, including any right to contribution or indemnification.

 b. Mr. Tambornino and the Company agree not to sue each other or to join in any lawsuit against the Company, or any other person or entity specified in Paragraph 4a, concerning any matter released in Paragraph 4a. Mr. Tambornino and the Company further agree and covenant not to make, file, assist or encourage others in making or filing any lawsuits, complaints, or other proceedings, including but not limited to any suits in the local or state courts, the United States Federal District Courts or any other court, against each other or any other person or entity specified in Paragraph 4a, concerning any matter released in Paragraph 4a. As to any such lawsuits, complaints, or other proceedings which have already been made or filed by or on behalf of Mr. Tambornino or the Company, Mr. Tambornino and the Company agree to withdraw or dismiss with prejudice immediately all such lawsuits or proceedings.

 5. NO PREVAILING PARTY. Mr. Tambornino and the Company agree that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render Mr. Tambornino or the Company a prevailing party for any reason, including but not limited to an award of attorney's fees or costs under any statute or otherwise.

 6. CONFIDENTIALITY. Mr. Tambornino agrees not to disclose the monetary terms of this Agreement and the negotiations in pursuance thereof, except to his lawyers, tax, financial and business advisors, spouse, and as required by regulatory authorities, by law or valid legal process or as needed to enforce the terms of this Agreement. Nothing herein shall prevent Mr. Tambornino from disclosing the non-monetary terms of the Agreement, including his Consulting Relationship and the terms of his non-competitive agreement with the Company. Mr. Tambornino further agrees that a violation of the terms of this paragraph entitles the Company to obtain injunctive, monetary or other relief permitted by law.

 7. NON-ASSIGNMENT. Mr. Tambornino represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against the Company or portion thereof or interest therein.

 8. BINDING. The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the assigns, personal representatives, heirs, executors, and administrators of Mr. Tambornino and the assigns, personal representatives, heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, representatives, directors and employees of the Company.

 9. GOVERNING LAW. This Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The state courts of the State of Maryland and, if the jurisdictional prerequisites exist at the time, the United States District Court for the District of Maryland, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or concerning this Agreement.

 10. NON-WAIVER. The failure of a party to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive that party of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach. No waiver of a right under any provision of this Agreement shall be binding on a party unless made in writing and, in the case of the Company, signed by the President or Chief Executive Officer of the Company.

 11. ENFORCEABILITY, SEVERABILITY. It is the intention of the Parties that this Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of this Agreement to be unenforceable, the Parties agree that, if allowed by law, that provision shall be deemed amended to the degree necessary to render it enforceable without affecting the rest of this Agreement. The Parties agree that the invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning.

 12. ALL PAYMENTS IMMEDIATELY DUE IN CERTAIN CASES. If all or substantially all of the assets of the Company or of the McQuay International Division of the Company are sold or if there is a change in control of the Company, all payments due to Mr. Tambornino under this Agreement shall be immediately due and payable. For the purposes of this Agreement, a "change in control" means a change in the beneficial ownership of more than 50% of the stock of the Company in any consecutive 12 month period. The Company shall give written notice to Mr. Tambornino at least 10 days prior to the closing on any such sale or upon any change in control.

 These provisions are not a waiver of any other rights which Mr. Tambornino may have under this Agreement.

 In the event of any acceleration of payments under this Agreement, the full amount due and payable set out in this Agreement shall be discounted to present value by a factor of seven percent (7%) per year.

 13. WHOLE AGREEMENT. Except as provided below, this Agreement supersedes all prior Agreements between the Parties concerning the subject matter hereof and constitutes the entire agreement between the Parties with respect to the subject matter hereof and all previous discussions, promises, representations, and understandings relating to the topics herein discussed are hereby merged into this Agreement. This Agreement may be modified only by a written instrument signed by Mr. Tambornino and the President or Chief Executive Officer of the Company. No person has any authority to make any representation or promise on behalf of any of the Parties not set forth herein, and this Agreement has not been executed in reliance upon any representation or promise except those executed herein. The following Agreements are exempted from this paragraph: The Executive Salary Continuation Agreement, NEPI Relinquishment and Release Agreement, NEPI Modification Agreement, NEPI Indemnification Modification Agreement, AAF-McQuay, Inc. Retirement Savings Plan ("401K Plan") and the Company's Retiree Medical Group Benefits Plan.

 14. NO ADMISSION. Mr. Tambornino and the Company agree that nothing in this Agreement is to be construed as an admission of any wrongdoing or liability on the part of either party under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the parties.

 15. VOLUNTARY AGREEMENT. Mr. Tambornino represents that he has read this Agreement, that he understands all of its terms, that he had the opportunity to discuss the terms of this Agreement with an attorney of his choice, that in executing this Agreement he does not rely and has not relied upon any representation or statements made by any of the Company's agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement, and that he enters into this Agreement voluntarily, of his own free will and with knowledge of its meaning and effect.

 16. CONSIDERATION. Mr. Tambornino understands that he has twenty-two days from the date of his receipt of this Agreement, which was May 15, 1996, to consider his decision to sign it. By signing this Agreement, Mr. Tambornino expressly acknowledges that his decision to sign this Agreement was of his own free will.

 17. REVOCATION. Mr. Tambornino acknowledges that he may revoke this Agreement for up to and including eight (8) days after the execution of this Agreement, and that the Agreement shall not become effective until the expiration of eight (8) days from the date of the execution of the Agreement.

 18. NOTICES.

 Any notice, request, instruction or other document to be given hereunder to any party shall be in writing delivered personally or sent by registered or certified mail, as follows:

 If to Mr. Tambornino:

  Mr. Charles Tambornino
  500 Waycliffe Dr. N.
  Wayzata, MN 55391

 If to Company:

  Chief Executive Officer

  AAF-McQuay, Inc.
  Legg Mason Tower, Suite 2800
  111 South Calvert Street
  Baltimore, Maryland 21202


 19. ATTORNEY. THE COMPANY HEREBY ADVISES MR. TAMBORNINO TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

 IN WITNESS WHEREOF, the Parties have hereunto executed this Agreement, as of this 21th day of June 1996.

/s/ CHARLES J. TAMBORNINO        /S/ JOSEPH B. HUNTER
- -------------------------        --------------------
Charles J. Tambornino            Joseph B. Hunter
                                 President and Chief Executive
                                 Officer, AAF-McQuay, Inc.




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